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                                                                   Exhibit 3.2
                            ARTICLES OF AMENDMENT
                                      TO
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                             INTELLON CORPORATION



      Pursuant to Section 607.1006, Florida Statutes, the Restated Articles of Incorporation of Intellon Corporation are hereby amended as follows:

      FIRST:      The first paragraph of Article III of the Restated Articles of
Incorporation is hereby amended by deleting the text of such paragraph in its entirety and substituting the following paragraph in lieu thereof:

      The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 135,000,000 shares, comprised of 100,000,000 shares of common stock with a par value of $.01 per share (the "Common Stock") and 35,000,000 shares of preferred stock with a par value of $.01 per share (the "Preferred Stock"). A description of the respective classes of stock and a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are set forth below:

      SECOND:     Section 9(d) of Article III of the Restated Articles of
Incorporation is hereby amended by deleting the text of such provision in its entirety and substituting the following provision in lieu thereof:

                  (d) For purposes of this Section 9, the term "New Securities" means any shares of Common Stock, whether authorized now or in the future, and any rights, or options or warrants to purchase, or any securities convertible into, shares of Common Stock; provided, however, that the following shall not constitute New Securities: (i) securities issued pursuant to the acquisition of another business entity by the Corporation by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Corporation owns more than 50% of the voting power of such entity; (ii) securities issued pursuant to any arrangement approved by the Corporation's Board to employees, officers and directors of, or consultants, advisors or other persons performing services to the Corporation or its subsidiaries; (iii) securities issued in connection with any stock split, stock dividend, or recapitalization of the Corporation; (iv) Common Stock issued upon exercise or conversion of any Convertible Security if the Holders elected not to purchase such Convertible Security pursuant to this Section 9; (v) shares of Preferred Stock issued as dividends on outstanding shares of Preferred Stock; (vi) Common Stock issued upon exercise of the Warrants issued pursuant to that certain Warrant Agreement dated as of March 23, 1994, and the Warrants issued to Alex. Brown & Sons Incorporated pursuant to separate Series

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      B Preferred Stock Warrants dated April 15, 1996, June 27, 1996, and June
      27, 1996 (collectively, the foregoing are referred to as the "Warrants");
      (vii) shares of Series C Preferred Stock issued pursuant to Section 8(g) of the Series C Purchase Agreement; and (viii) the sale of up to 1,375,000 shares of Series C Preferred Stock to Motorola, Inc. and/or its affiliates for a per share price of no less than $5.00 payable in cash and a stock purchase warrant exercisable for up to 500,000 shares of Common Stock at a per share exercise price in each case of no less than $5.00 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or other similar event) payable in cash and subject to the performance and other conditions set forth in such warrant.

      THIRD:     The foregoing amendments were adopted by the holders of
outstanding shares of common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, being the sole voting groups entitled to vote on the amendments, on August 28, 2000 and the number of votes cast for the amendments by the shareholders in each voting group was sufficient for approval by that voting group.

      IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed and attested to by its duly authorized officer as of this 28th day of August, 2000.


                                    INTELLON CORPORATION


                                    By:
                                       -----------------------------------------
                                          Horst G. Sandfort
                                          President and Chief Executive Officer

STATE OF FLORIDA
COUNTY OF MARION

      The foregoing instrument was acknowledged before me this 28th day of August, 2000, by Horst G. Sandfort as President and Chief Executive Officer of Intellon Corporation, on behalf of the Corporation.


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                                          Printed Name:
                                                       -------------------------
                                          Notary Public, State of Florida

Personally Known or Produced Identification
Type of Identification Produced
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